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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE


     CROWN MEDIA APPOINTS COMMITTEE TO INVESTIGATE POTENTIAL ACQUISITION OF
                  HALLMARK ENTERTAINMENT, INC.'S FILM LIBRARY


ENGLEWOOD, CO - NOVEMBER 6, 2000 - Crown Media Holdings, Inc. (Nasdaq: CRWN) (ASE: CRWN) ("Crown Media" or the "Company") announced today that it has appointed a committee to investigate the possibility of acquiring the film library of Hallmark Entertainment, Inc. ("HEI") and, if a transaction seems desirable, participate in the negotiations for a transaction. The committee consists of directors who are not employees of Crown Media, HEI or Hallmark Cards, Incorporated.

The Hallmark Entertainment library is a vast collection of high-quality family programming. Crown Media currently has access to this library through a program agreement with HEI.

HEI has expressed a willingness to explore a potential transaction involving the library, as well as other strategic options. The possibility of a transaction is at an early stage. Crown Media must still conduct due diligence and HEI and the Company must consult with advisors and arrive at terms for any such transaction. Crown Media contemplates that any purchase price would be a combination of stock and cash from outside sources. If Crown Media and HEI decide to proceed with the transaction, Crown Media will be required to obtain shareholder approval. If agreed to, the transaction would not close until next year.

HEI currently owns approximately 51% of Crown Media's shares outstanding, which control 90% of the voting power. HEI is a wholly-owned subsidiary of Hallmark Cards, Incorporated.

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality family programming. The Company currently operates and distributes three cable channels: Hallmark Entertainment Networks in over 70 international markets, the Odyssey Network in the United States and the Kermit Channel in Asia. Crown Media has more than 60 million subscribers worldwide.

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: mutual agreement on all terms of the transaction mentioned above, Crown Media's willingness to proceed forward after completion of its due diligence, HEI's willingness to enter into a transaction, the availability of financing for Crown Media, and business factors that affect Crown Media's business, prospects, operating results or financial condition. Those business factors include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-Q Report for the quarter ended June 30, 2000. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
INVESTOR RELATIONS:                            U.S. MEDIA:
John Nesbett/Mary Ellen Adipietro              Elissa Grabowski/Pamela Rigler
Lippert/Heilshorn & Associates                 Lippert/Heilshorn & Associates
212-838-3777                                   212-838-3777
jgn@lhai.com/mary@lhai.com                     elissa@lhai.com/pamela@lhai.com


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INTERNATIONAL MEDIA:
Sheila Morris/Georgia Scott
Morris Marketing Inc.
818-487-9300
sheila@morrispr.com

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FOR IMMEDIATE RELEASE


                  CROWN MEDIA'S HALLMARK ENTERTAINMENT NETWORK
                       SIGNS MAJOR DEALS IN TAIWAN & KOREA


ENGLEWOOD, CO - DECEMBER 12, 2000 - Crown Media Holdings Inc. (NASDAQ: CRWN) (ASE: CRWN) today announced that it's international channel, Hallmark Entertainment Network, has expanded on its affiliate network in the Asia Pacific by signing with two new partners, Videoland in Taiwan and Korea's World Event Network Co. Ltd. (WENTV). The agreements with Videoland and WENTV come just weeks after Hallmark Entertainment Network unveiled its extensive channel rebranding under the `Celebrate Life' tagline.

The addition of these partners adds to the four other affiliates that have joined Hallmark Entertainment Network over the last three months - Sri Lanka's Grant Cable (Pvt), Saarc Media Services Ltd. in Bangladesh, Macau Cable TV and Home Cable in the Philippines.

Videoland will distribute Hallmark Entertainment Network on a 24-hour basis to Taiwan's 4 million cable TV homes - 80 percent of the market's total TV households. Videoland will also represent Hallmark Entertainment Network's advertising sales efforts in Taiwan from January 1, 2001. Bobby Chen, President of Videoland Inc. said "We have laid the foundation for a strong partnership with Hallmark Entertainment Network in Taiwan. We are delighted to offer Hallmark, a provider of quality movies and kids programs suitable for every member of the family."

Launched on October 1, WENTV is one of 15 new cable TV channels licensed by the Korean government. Under the terms of the agreement with Hallmark Entertainment Network, WENTV will carry 4 hours of programming every night during primetime, from 8pm- midnight, beginning the last week of December. The programming will carry Korean subtitles in addition to an English-language soundtrack. WENTV currently has 1 million subscribers - around 60 percent of Korea's cable TV homes.

Mr. Lee Sang Uk, President of World Event Network, commented "Our viewers enjoy the family-oriented movies and mini-series that are unique to Hallmark Entertainment Network. WENTV is pleased to sign the carriage deal with Hallmark Entertainment Network and to provide their award-winning movies to the Korean market."

Mr. Terence Yau Vice President and Managing Director, Hallmark Entertainment Network Asia Pacific said "Taiwan is a key market for us, and Videoland is a key player in Taiwan. Together with the WENTV deal, an additional 3 million subscribers will be able to view Hallmark's exclusive programming." He noted that Videoland's involvement in convergent media technologies, including broadband and telecommunications, is a source of possible synergies with Hallmark Entertainment Network.

Turning to the WENTV deal, Mr. Yau said "Korea's pay TV potential is immense. Recent changes to the regulatory environment means that Korea is beginning to realise its potential. Some analysts believe that the number of Korean cable subscribers could double to nearly 4 million by the end of 2003. Hallmark Entertainment Network is pleased to link with WENTV because we feel they will be in the forefront of Korean cable TV channel providers."

ABOUT HALLMARK ENTERTAINMENT NETWORK

Hallmark Entertainment Network is a global channel brand showcasing high-quality, award-winning original movies and miniseries to over 30 million households worldwide. It is owned and operated by Crown Media International, Inc. a wholly owned subsidiary of Crown Media Holdings, Inc.

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality family programming. The Company currently operates and distributes three cable channels: Hallmark Entertainment Networks in over 70 international markets, the Odyssey Network in the United States and the Kermit Channel in India. Crown Media has more than 60 million subscribers worldwide.

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and


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similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-Q Report for the quarter ended September 30, 2000. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
INVESTOR RELATIONS:                            MEDIA:
John Nesbett/Mary Ellen Adipietro              Les Eisner
Lippert/Heilshorn & Associates                 The Lippin Group
212-838-3777                                   323-965-1990
jgn@lhai.com/mary@lhai.com                     leisner@lippingroup.com


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FOR IMMEDIATE RELEASE                   Contact: Mark J. Kern, 818.755.2626
December 12, 2000                                Elizabeth Hillman, 818.755.2643



                    MEDIACOM COMMUNICATIONS CORPORATION SIGNS
                       MSO AGREEMENT WITH ODYSSEY NETWORK


Odyssey Network has signed an affiliation agreement with Mediacom. The announcement was made by Ron Garfield, Senior Vice President, Network Distribution and Service, Odyssey Network and Italia Commisso Weinand, Senior Vice President, Programming and Human Resources, Mediacom Communications Corporation.

Under the multi-year MSO agreement, Odyssey Network, the first television network for today's family, joins Mediacom in presenting Odyssey's high quality programming to Mediacom's subscribers which are located in 22 states across the country. The roll out will begin immediately.

"Mediacom is partnering with Odyssey Network to provide their customers quality branded programming." said Mr. Garfield. "We are excited to be available to their growing number of subscribers."

"Mediacom serves primarily non-urban markets in 22 states," said Ms. Weinand. "We feel strongly that Odyssey Network is the kind of product our subscribers enjoy. Mediacom is delighted in this new partnership."

Odyssey Network is a 24-hour cable television network that provides high-quality family entertainment programming to a national audience of 28 million subscribers. The program service is distributed through 1,500 cable systems, DirecTV and Echostar direct-to-home satellite services and C-Band dish owners across the country. Odyssey is owned and operated by Crown Media Holdings, Inc. (NASDAQ NM: CRWN, ASE: CRWN) and EM.TV & Merchandising AG (parent company of The Jim Henson Company). Strategic investors in Crown Media Holdings, Inc. include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp. (NYSE: LMG.A and LMG.B), the National Interfaith Cable Coalition and KirchMedia GmbH & Co. KgaA. For more information on Odyssey Network and its programming visit www.OdysseyChannel.com.

         Mediacom Communications Corporation (NASDAQ: MCCC) is the 9th largest cable television company in the United States. The Company's cable systems pass approximately 1.2 million homes and serve approximately 777,000 basic subscribers in 22 states, including its pending acquisitions. Mediacom Communications offers an array of broadband services, including cable television, advanced digital video programming and high-speed Internet access. The Company was founded in July 1995 by Rocco B. Commisso, its Chairman and Chief Executive Officer, to acquire and develop cable television systems serving principally non-metropolitan markets in the United States.


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FOR IMMEDIATE RELEASE


    CROWN MEDIA HOLDINGS ENTERS INTERACTIVE TELEVISION MARKETPLACE WITH CROWN
                                  INTERACTIVE

                    Formal Beta Test Begins in Singapore With
                       Video-On-Demand Partner Sharkstream
                    First Step to Expanding Distribution and
                       Creating New Revenue Opportunities


ENGLEWOOD, CO, LONDON & SINGAPORE - JANUARY 23, 2001 - Crown Media Holdings, Inc. (NASDAQ: CRWN - news; ASE: CRWN) today announced the formation of Crown Interactive, a new division of the company designed to leverage the wide array of products and services from Crown Media's affiliated companies, Hallmark Cards and Hallmark Entertainment, in the burgeoning interactive television marketplace. Mr. Jeff Henry, managing director of Hallmark Entertainment Network U.K., will serve as chief executive officer of the new operation, reporting to Mr. David Evans, president and chief executive officer of Crown Media Holdings.

Crown Interactive has formally begun its beta testing stage in Singapore, offering video-on-demand (VOD) on a non-exclusive basis in conjunction with Sharkstream, a streaming portal specializing in interactive multimedia entertainment for the Asia Pacific region. Consumers throughout Singapore can now view full screen streaming video of some of the best titles from the Hallmark Entertainment library, including, "Gulliver's Travels," "Merlin," "Cleopatra," "Jason and the Argonauts" and "Arabian Nights." Other cutting-edge interactive services and capabilities including video greetings and e-commerce should be added to the Singapore platform during its beta phase period with a full roll out of Crown Interactive in the region scheduled to begin during the second quarter of 2001.

By leveraging Hallmark's readily available, cross-divisional assets including technology, creative resources, infrastructure, content and professional relationships worldwide, the Crown Interactive platform will become a comprehensive, user-friendly broadband service for consumers and platform operators, available through both PC-based systems and digital set-top boxes. In addition to distributing VOD product from Hallmark Entertainment and other third party providers, the platform will capitalize on Crown Media's relationship with Hallmark Cards and its subsidiaries worldwide, including Binney and Smith's Crayola brand, using the "Hallmark Interactive" brand, where appropriate. By allowing consumers to create and send video greetings, interact with original content and purchase products, Crown Interactive will provide an enriching and cutting edge interactive television experience for the whole family.

Regarding the announcement, Mr. Evans noted, "The formation of Crown Interactive represents one of Crown Media's most significant opportunities for the future as our business continues to grow, diversify and adapt for the digital world. This endeavor will uniquely embrace the many assets of our company, as well as those of Hallmark Cards and Hallmark Entertainment, among others. We have designed a groundbreaking yet practical platform that will entertain and inform consumers while strengthening our brand and generating additional revenue opportunities."

Mr. Henry stated, "The initial reaction to Crown Interactive in Singapore and among other key distribution platforms has been very exiting. Hallmark has had a rich history of successfully identifying key market trends and we are confident that Crown Interactive will, in the spirit of this tradition, lead the way in terms of interactivity with consumers as we ultimately achieve global distribution of the service."

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality broad appeal entertainment programming. The Company currently operates and distributes three cable channels: Hallmark Entertainment Networks in over 70 international markets, Odyssey Network in the United States and the Kermit Channel in India. Crown Media has more than 60 million subscribers worldwide.

ABOUT SHARKSTREAM

Established in May 1999, Sharkstream is a streaming portal that specializes in interactive multimedia entertainment for the Asia-Pacific market. The group creates, produces and showcases online content for both consumers and broadband


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service providers (BSPs). Sharkstream.com, which is wholly owned by the UTV
Group, expects to be available on broadband networks across key Asian markets, as well as the U.S. and Canada by 2001. It will also migrate to a subscription and pay-per-view platform by mid 2001.

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-Q Report for the quarter ended September 30, 2000. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
INVESTOR RELATIONS:                            U.S. MEDIA:
John Nesbett/Mary Ellen Adipietro              Elissa Grabowski/Pamela Rigler
Lippert/Heilshorn & Associates                 Lippert/Heilshorn & Associates
212-838-3777                                   212-838-3777
jgn@lhai.com/mary@lhai.com                     elissa@lhai.com/pamela@lhai.com

INTERNATIONAL MEDIA:                           SHARKSTREAM:
Sheila Morris/Georgia Scott                    Lolita Bam
Morris Marketing Inc.                          65-838-5411
818-487-9300                                   lolita@sharkstream.com
sheila@morrispr.com


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FOR IMMEDIATE RELEASE



              CROWN MEDIA HOLDINGS COMPLETES TRANSACTION WITH EM.TV
                     FOR REMAINING 22.5% OF ODYSSEY NETWORK

                  CROWN MEDIA NOW OWNS 100% OF ODYSSEY NETWORK


GREENWOOD VILLAGE, CO - MARCH 15, 2001 - Crown Media Holdings, Inc. (Nasdaq:
CRWN) (ASE: CRWN) ("Crown Media" or the "Company") today announced that is has completed its previously announced agreement with German media company EM.TV & Merchandising AG today.

Under the terms of the transaction, Crown Media has issued EM.TV approximately
5.4 million shares of Class A common stock, representing 8.2% of Crown Media, in exchange for EM.TV's 22.5% interest in Odyssey Network. Crown Media now owns 100% of the common ownership interests in Odyssey Network.

In addition, the two companies have agreed to create block of programming, branded KERMIT, to air on Crown Media's U.S. channel, Odyssey Network. Odyssey Network currently reaches more than 29 million U.S. households, with a strong increase expected for the coming years. The network has signed long-term agreements with AT&T, Time Warner, DirecTV, EchoStar, Charter, and Adelphia, with a view to securing its long-term presence and appeal.

"We are extremely pleased that EM.TV has exchanged its ownership of Odyssey," stated David Evans, President and Chief Executive Officer of Crown Media Holdings. "This transaction simplifies the ownership structure of our properties and give us more flexibility regarding the programming and distribution of our channel."

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality broad appeal entertainment programming. The company currently operates and distributes two cable channels: The Hallmark Channel in more than 100 international markets and Odyssey Network in the United States. Crown Media has more than 65 million subscribers worldwide.

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-Q Report for the quarter ended September 30, 2000. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
INVESTOR RELATIONS:                            MEDIA:
John Nesbett/Mary Ellen Adipietro              Les Eisner
Lippert/Heilshorn & Associates                 The Lippin Group
212-838-3777                                   323-965-1990
jgn@lhai.com/mary@lhai.com                     leisner@lippingroup.com

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